                                                                      Exhibit 12


Parkway Properties, Inc.
Ratio of earnings to fixed charges
For Parkway S-3 Registration Statement





                                            Year Ended         Year Ended        Year Ended      6 Months Ended      Year Ended
                                             12/31/97           12/31/96          12/31/95          12/31/94           6/30/94
                                         ----------------------------------------------------------------------------------------
Net Income                               $ 14,491,087.47    $ 14,371,234.79   $ 11,819,696.12   $  1,005,727.12  $  1,303,463.62

Adjustments:
   Gains on securities                              0.00        (548,660.23)    (4,314,452.33)       (27,393.11)     (579,325.85)
   Gains on mortgage loans and REO         (2,907,367.66)     (9,909,498.34)    (6,551,870.73)      (529,530.75)      112,899.66
   Income tax provision                             0.00         102,500.00         82,482.00            313.24           957.16

   Fixed charges                            6,577,650.27       4,357,533.20      2,521,791.88      1,217,874.66     2,422,549.81
                                         ----------------------------------------------------------------------------------------
Total earnings for calculation           $ 18,161,370.08    $  8,373,109.42   $  3,557,646.94   $  1,666,991.16  $  3,260,544.40
Divided by
Fixed charges                            $  6,577,650.27    $  4,357,533.20   $  2,521,791.88   $  1,217,874.66  $  2,422,549.81
                                         ----------------------------------------------------------------------------------------
Ratio of earnings to fixed charges                  2.76               1.92              1.41              1.37             1.35
                                         ========================================================================================

Fixed charges consist of:
Interest expense on REO properties       $  5,485,581.24    $  3,525,651.18   $  2,230,491.59   $  1,077,945.26  $  2,391,873.85
Interest expense on bank debt                 809,983.04         281,263.93        156,182.33        139,929.40        30,675.96
Interest expense on wrap notes                      0.00         340,352.97        135,117.96              0.00             0.00
Amortization of loan costs - REO               95,163.58
Amortization of loan costs - bank lines       186,922.41          72,025.12
Preferred stock dividend ($.24/share)               0.00         138,240.00
                                         ----------------------------------------------------------------------------------------
Total fixed charges                      $  6,577,650.27    $  4,357,533.20   $  2,521,791.88   $  1,217,874.66  $  2,422,549.81
                                         ========================================================================================

                                              Year Ended       Year Ended
                                                12/30/93         6/30/92
                                         ---------------------------------
Net Income                                $  2,711,658.35  ($ 2,863,425.74)

Adjustments:
   Gains on securities                         (21,759.97)    2,437,011.28
   Gains on mortgage loans and REO          (2,474,024.07)     (590,251.40)
   Income tax provision                          3,202.71        11,224.83

   Fixed charges                             2,487,423.62     2,546,980.03
                                         ---------------------------------
Total earnings for calculation            $  2,706,500.64  $  1,541,539.00
Divided by
Fixed charges                             $  2,487,423.62  $  2,546,980.03
                                         ---------------------------------
Ratio of earnings to fixed charges                   1.09             0.61
                                         =================================

Fixed charges consist of:
Interest expense on REO properties        $  2,487,423.62  $  2,546,826.86
Interest expense on bank debt                        0.00           153.17
Interest expense on wrap notes                       0.00             0.00
Amortization of loan costs - REO
Amortization of loan costs - bank lines
Preferred stock dividend ($.24/share)
                                         ---------------------------------
Total fixed charges                       $  2,487,423.62  $  2,546,980.03
                                         =================================